Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of MYnd Analytics, Inc. on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 29, 2017, with respect to our audit of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2017 and for the year then ended appearing in the Annual Report on Form 10-K of MYnd Analytics, Inc. for the year ended September 30, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum LLP

Irvine, California

May 18, 2018